Exhibit 21

NEW FIBER CLOTH TECHNOLOGY, INC.

SUBSIDIARIES AND AFFILIATED COMPANIES

December 31, 2006

State or Country of Incorporation
NEW FIBER CLOTH TECHNOLOGY, INC.	Nevada

POLARA GLOBAL LIMITED	British Virgin Islands
WUJIANG DEYI FASHIONS CLOTHES COMPANY LIMITED	People's Republic of China

808827.1